As filed with the Securities and Exchange Commission on May 20, 2011
Registration Statement No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0021975
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, (678) 281-2020
(Address of Principal Executive Offices)
EBIX, INC. 2010 STOCK INCENTIVE PLAN
(Full Title of Plan)
Robin Raina
President & Chief Executive Officer
Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
(678) 281-2020
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
WITH COPIES TO:
Richard A. Denmon
Charles M. Harrell, Jr.
Carlton Fields PA
1201 West Peachtree Street, Suite 3000
Atlanta, Georgia 30309
(404) 815-2717
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share	Price	Registration Fee
Common Shares, $0.10 par value	5,000,000 shares	$20.01 (2)	$100,050,000 (2)	$11,615.81

(1)
Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, this registration statement also covers any additional common shares which may be issued in connection with the antidilution provisions of Ebix, Inc’s. 2010 Stock Incentive Plan. No additional fee is included for these shares.

(2)
The offering price of $20.01 per has been provided solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and was calculated based on the average of the high and low sales prices of Ebix, Inc.’s common shares, as reported on the Nasdaq Global Market on May 18, 2011.

EXPLANATORY NOTE
This registration statement on Form S-8 (“Registration Statement”) is being filed by Ebix, Inc., a Delaware corporation (the “Company”), to register 5,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), available for issuance under the terms of the Ebix, Inc. 2010 Stock Incentive Plan (the “Plan”), which was approved by our shareholders on November 17, 2010. A description of the Plan is included in the Registrant’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 8, 2010, with respect to the Registrant’s Annual Meeting of Shareholders held on November 17, 2010.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, previously filed on behalf of the Company (Commission File No. 000-15946),with the Commission (, are hereby incorporated by reference into this Registration Statement as of their respective dates and shall be deemed a part hereof:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011;
2.	The Company’s Current Reports on Form 8-K filed on February 10, 2011, April 6, 2011, April 21, 2011 and a Form 8-K/A filed on April 25, 2011;
3.	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 flied on May 10, 2011; and
4.
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A declared effective by the Commission on June 5, 1987, and all amendments and reports that were filed for the purpose of updating such description.

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such reports or documents.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants the Company the power to limit the personal liability of its directors to the Company or its stockholders for monetary damages for breach of a fiduciary duty.
Section 145 of the DGCL grants to the Company the power to indemnify its directors and officers, as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.
Article XI of the Company’s certificate of incorporation, as amended (“Certificate of Incorporation”), provides for the limitation of personal liability of the directors of the Company as follows:
“A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective.”

Article VII of the Company’s bylaws (“Bylaws”) provides that the Company shall indemnify any person who is serving as a director, officer, employee or agent of the Company or of another entity at the request of the Company against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the event of an action or suit by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
The Company has obtained policies that insure its directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Company, also may pay amounts for which the Company has granted indemnification to the directors or officers.
The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL and the Certificate of Incorporation, as amended, and Bylaws. For additional information we refer you to the full text of the Certificate of Incorporation, as amended, filed as Exhibit 3.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 16, 2010, as well as and the Bylaws filed as Exhibit 3.2 to the Company’s Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description of Exhibits

3.1
Certificate of Incorporation, as amended, of the Company incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 previously filed with the Commission on March 16, 2010 ).

3.2
Bylaws of the Company incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 previously filed with the Commission on April 2, 2001.

4.1	Ebix, Inc’s. 2010 Stock Incentive Plan.*

5.1	Opinion of Carlton Fields, P.A. Re: Legality.*

23.1	Consent of Cherry, Bekaert and Holland L.L.P. *

23.2	Consent of Carlton Fields, P.A. (contained in Exhibit 5 to the Registration Statement).*

24	Power of Attorney (contained in the Signature section of the Registration Statement).*

*	Exhibit filed herewith.

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment should be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 20th day of May, 2011.

EBIX, INC.

By:	/s/ Robin Raina
Robin Raina
President, Chief Executive Officer and
Chairman of the Board of Directors
POWERS OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Robin Raina and Robert F. Kerris, and each or any one of them severally, acting alone and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

	Chairman of the Board, President and	May 20, 2011
/s/ Robin Raina Robin Raina	Chief Executive Officer (principal executive officer)

	Senior Vice President, Chief Financial	May 20, 2011
/s/ Robert F. Kerris Robert F. Kerris	Officer, and Corporate Secretary (principal financial and principal accounting officer)

	Director	May 20, 2011
/s/ Pavan Bhalla Pavan Bhalla

	Director	May 20, 2011
/s/ Hans Benz Hans Benz

	Director	May 20, 2011
/s/ Neil Eckert Neil Eckert

	Director	May 20, 2011
/s/ Rolf Herter Rolf Herter

	Director	May 20, 2011
/s/ Hans Ueli Keller Hans Ueli Keller

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

3.1
Certificate of Incorporation, as amended, of Ebix, Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference).

3.2	Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).

4.1	Ebix, Inc. 2010 Stock Incentive Plan.*

5.1	Opinion of Carlton Fields, P.A. Re: Legality.*

23.1	Consent of Cherry Bekaert and Holland LLP.*

23.2	Consent of Carlton Fields, P.A. (contained in Exhibit 5 to the Registration Statement).*

24	Power of Attorney (contained in the Signature section of the Registration Statement).*

*	Exhibit filed herewith.